Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

April 28, 2020

CFO Commentary on First Quarter 2020 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ first quarter 2020 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q1 2020 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q1'20	Q4'19	Q1'19	Q/Q Change		Y/Y Change
Revenue	$998.0	$1,208.1	$1,001.7	(17)%		—%
Product	608.8	791.9	618.7	(23)%		(2)%
Service	389.2	416.2	383.0	(6)%		2%
Gross margin %	58.0%	59.5%	58.1%	(1.5	)pts	(0.1	)pts
Research and development	232.5	239.6	227.6	(3)%		2%
Sales and marketing	239.2	246.5	228.5	(3)%		5%
General and administrative	59.3	54.9	68.2	8%		(13)%
Restructuring charges (benefits)	8.9	(0.3)	15.3	N/M		(42)%
Total operating expenses	$539.9	$540.7	$539.6	—%		—%
Operating margin %	3.9%	14.8%	4.3%	(10.9	)pts	(0.4	)pts
Net income	$20.4	$168.4	$31.1	(88)%		(34)%
Diluted net income per share	$0.06	$0.49	$0.09	(88)%		(33)%
______________________
N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q2'20 Guidance	Q1'20	Q4'19	Q1'19	Q/Q Change		Y/Y Change
Revenue	$1,060 +/- $50	$998.0	$1,208.1	$1,001.7	(17)%		—%
Product		608.8	791.9	618.7	(23)%		(2)%
Service		389.2	416.2	383.0	(6)%		2%
Gross margin %	59.5% +/- 1.0%	59.6%	60.7%	59.3%	(1.1	)pts	0.3	pts
Research and development		215.8	213.4	213.5	1%		1%
Sales and marketing		222.9	228.8	217.3	(3)%		3%
General and administrative		50.2	46.4	50.9	8%		(1)%
Total operating expenses	$480 +/- $5	$488.9	$488.6	$481.7	—%		1%
Operating margin %	~14% at the midpoint	10.6%	20.3%	11.2%	(9.7	)pts	(0.6	)pts
Net income		$77.2	$198.7	$92.7	(61)%		(17)%
Diluted net income per share	$0.34 +/- $0.05	$0.23	$0.58	$0.26	(60)%		(12)%

Q1 2020 Overview

We ended the first quarter of 2020 at $998 million in revenue, flat year-over-year, and non-GAAP earnings per share of $0.23, both slightly below the low-end of our guidance range. If not for supply constraints related to the COVID-19 pandemic, we estimate that revenue and non-GAAP EPS would have been between the mid and high-end of the range we provided in January. While supply constraints negatively impacted financial results, we had strong demand in the quarter with orders growing 10% year-over-year exceeding our expectations. All verticals and all geographies saw year-over-year order growth.
Looking at our revenue by vertical, on a year-over-year basis, Cloud increased 17% and Enterprise increased 5%, while Service Provider declined 14%. If not for supply constraints related to the COVID-19 pandemic, we estimate that Service Provider revenue decline would have been in the mid to high-single digits.
From a technology perspective, Switching increased 25% year-over-year and Security increased 10% year-over-year. Routing, which was the most impacted by supply constraints related to the COVID-19 pandemic, decreased 16% year-over-year. Our Services business increased 2% year-over-year.
Software revenue was approximately 11% of total revenue and grew 9% year-over-year.
In reviewing our top 10 customers for the quarter, four were Cloud, five were Service Provider, and one was an Enterprise.
Non-GAAP gross margins were 59.6%, in-line with our expectations.
Non-GAAP operating expenses increased 1% year-over-year and were flat sequentially, which was slightly below the low-end of our guidance range.
As expected, cash flow from operations in the first quarter was strong at $272 million. We paid $66 million in dividends, reflecting a quarterly dividend of $0.20 per share. The accelerated share repurchase program ("ASR") we entered into in Q4'19 settled on January 7, 2020, and we also repurchased an additional $200 million worth of shares in the open market early in the quarter.

Total cash, cash equivalents, and investments at the end of the first quarter of 2020 was $2.5 billion which was flat from the fourth quarter 2019.

Revenue

Product & Service

•
Routing product revenue: $314 million, down 16% year-over-year and down 26% sequentially. The year-over-year decrease was primarily due to Service Provider and to a lesser extent, Enterprise, partially offset by strength in Cloud. The sequential decline was primarily due to Service Provider. The COVID-19 pandemic-related supply constraints impacted both the year-over-year and sequential results. The PTX product family grew year-over-year and the MX product family declined year-over-year.

•
Switching product revenue: $220 million, up 25% year-over-year and down 18% sequentially. The year-over-year increase was primarily driven by Cloud, and to a lesser extent, Enterprise and Service Provider. The sequential decrease was primarily driven by Enterprise. The QFX product family increased year-over-year and decreased sequentially. The EX product family was essentially flat year-over-year and declined sequentially.

•
Security product revenue: $75 million, up 10% year-over-year and down 26% sequentially. The year-over-year increase was due to Cloud and Service Provider, partially offset by decline in Enterprise. The sequential decrease was primarily driven by Enterprise, and to a lesser extent, Service Provider.

•
Service revenue: $389 million, up 2% year-over-year and down 6% sequentially. The year-over-year increase was primarily driven by strong sales of support contracts. The sequential decrease was primarily due to timing of renewals and professional services projects.

Vertical

•
Cloud: $262 million, up 17% year-over-year and down 6% sequentially. The year-over-year increase was primarily driven by Switching and to a lesser extent, Routing and Security, partially offset by a decline in Services. The sequential decrease was primarily driven by Routing and Services, partially offset by an increase in Security.

•
Service Provider: $376 million, down 14% year-over-year and down 24% sequentially. The year-over-year decrease was primarily due to Routing. If not for supply constraints related to the COVID-19 pandemic, Service Provider revenue would have been down mid to high-single digits. All products and Services declined sequentially.

•
Enterprise: $360 million, up 5% year-over-year and down 17% sequentially. The year-over-year increase was primarily driven by Services and Switching, partially offset by declines in Routing and Security. All products and Services declined sequentially.

Geography

•
Americas: $579 million, up 7% year-over-year and down 14% sequentially. Year-over-year, the increase was primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider. All verticals declined sequentially.

•
EMEA: $255 million, down 11% year-over-year and down 24% sequentially. Year-over-year, the decrease was primarily due to Service Provider, and to a lesser extent, Cloud and Enterprise. All verticals declined sequentially.

•
APAC: $164 million, down 5% year-over-year and down 16% sequentially. The year-over-year and sequential decrease was primarily due to Enterprise, and to a lesser extent, Service Provider, partially offset by growth in Cloud.

Gross Margin

•	GAAP gross margin: 58.0%, compared to 58.1% from the prior year and 59.5% from last quarter.

•	Non-GAAP gross margin: 59.6%, compared to 59.3% from the prior year and 60.7% from last quarter.

•	GAAP product gross margin: 55.8%, down 0.5 points from the prior year and down 1.4 points from last quarter.

Year-over-year, the decrease in GAAP product gross margin was primarily due to product and customer mix, and higher intangible amortization associated with the acquisition of Mist Systems, partially offset by better inventory management.

The sequential decrease in GAAP product gross margin was primarily due to lower revenue and increased logistics costs due to the COVID-19 pandemic.

•	Non-GAAP product gross margin: 57.5%, up 0.1 points from the prior year and down 1.0 points from last quarter.

The year-over-year increase in Non-GAAP product gross margin was primarily driven by better inventory cost management and lower China tariff related costs, partially offset by product and customer mix.

The sequential decrease in Non-GAAP product gross margin was primarily due to lower revenue relative to fixed costs of goods sold.

•	GAAP service gross margin: 61.5%, up 0.5 points from the prior year and down 2.4 points from last quarter.

•	Non-GAAP service gross margin: 62.8%, up 0.5 points from the prior year and down 2.1 points from last quarter.

The year-over-year increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by higher revenue relative to fixed costs of services.

The sequential decrease in service gross margin, on a GAAP and non-GAAP basis, was primarily due to lower revenue relative to fixed costs of services.

Operating Expenses

•	GAAP operating expenses: $540 million, flat year-over-year, and a decrease of $1 million sequentially.

Operating expenses were substantially flat on a year-over-year and sequential basis.

GAAP operating expenses were 54.1% of revenue, up 0.2 points year-over-year and up 9.3 points sequentially.

•	Non-GAAP operating expenses: $489 million, an increase of $7 million year-over-year, and flat sequentially.

The year-over-year increase in operating expenses was primarily due to higher headcount related costs.

Non-GAAP operating expenses were 49.0% of revenue, up 0.9 points year-over-year and up 8.5 points sequentially.

Operating Margin

•	GAAP operating margin: 3.9%, a decrease of 0.4 points year-over-year and a decrease of 10.8 points sequentially.

•	Non-GAAP operating margin: 10.6%, a decrease of 0.7 points year-over-year and a decrease of 9.7 points sequentially.

Tax Rate

•	GAAP tax rate: 28.0%, compared to 30.0% in the prior year and 3.2% last quarter.

The year-over-year decrease in the effective tax rate, on a GAAP basis, was primarily due to the impact of discrete items in the current period.

The increase in the effective tax rate compared to last quarter was primarily driven by the level of discrete items in the comparative period, which included a reduction of income tax reserves and favorable changes in foreign statutory rates.

•	Non-GAAP tax rate: 19.5%, compared to 19.6% in the prior year and 17.5% last quarter.

The increase in the effective tax rate compared to prior quarter was primarily driven by favorable changes in foreign statutory rates in the comparative period.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.06, a decrease of $0.03 year-over-year and a decrease of $0.43 sequentially.

The year-over-year decrease in EPS on a GAAP basis, was primarily due to lower interest income.

Sequentially, the decrease in GAAP EPS was primarily due to lower revenue.

•	Non-GAAP diluted earnings per share: $0.23, a decrease of $0.03 year-over-year and a decrease of $0.35 sequentially.

The year-over-year decrease in EPS on a non-GAAP basis, was primarily due to lower interest income and higher operating expenses.

Sequentially, the decrease in non-GAAP EPS was primarily due to lower revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q1'20	Q4'19	Q3'19	Q2'19	Q1'19
Cash(1)	$2,529.9	$2,543.6	$2,826.7	$2,875.0	$3,502.7
Debt(2)	1,712.9	1,683.9	1,687.6	1,790.0	1,789.6
Net cash(3)	817.0	859.7	1,139.1	1,085.0	1,713.1
Operating cash flow	272.2	95.7	185.0	88.8	159.4
Capital expenditures	21.8	26.1	28.3	27.3	27.9
Depreciation and amortization	53.7	55.2	56.1	56.4	51.0
Share repurchases(4)	200.0	200.0	50.0	300.0	—
Dividends	$65.5	$63.7	$64.7	$65.5	$66.2
Diluted shares	335.1	340.8	345.5	349.1	352.7
DSO	61	66	51	54	58
Headcount	9,586	9,419	9,283	8,995	9,068
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. No new debt or loans were issued in Q1’20.
(3) Net cash includes cash, cash equivalents, and investments, net of debt.
(4) For Q4’19, $200.0 million represents the full amount under the new ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million. The Q4'19 ASR concluded in Q1’20, and at final settlement, an additional 1.8 million shares were received. For Q2’19, $300.0 million represents the full amount of the Q2'19 ASR. 8.6 million shares were received initially for an aggregate price of $240.0 million. The Q2'19 ASR concluded in Q3’19, and at final settlement, an additional 3.0 million shares were received.

Cash Flow

•	Cash flow from operations: $272 million, up $113 million year-over-year and up $177 million sequentially.

The year-over-year increase was primarily due to timing differences related to customer collections and payments to suppliers. The sequential increase was primarily due to timing differences related to customer collections and payments to suppliers, partially offset by higher payments related to variable compensation.

Days Sales Outstanding (DSO)

•	DSO: 61 days, a 5-day decrease from the prior quarter, driven primarily by lower overall invoicing in Q1’20 as well as higher collections of in-quarter invoicing, partially offset by lower revenue.

Capital Return

•	In the quarter, we paid a dividend of $0.20 per share for a total of $66 million.

•	In the quarter, we repurchased $200 million worth of shares. In addition, the $200 million ASR entered into in Q4’19 settled in the quarter.

Demand metrics

•	Total deferred revenue was $1,255 million, up $24 million year-over-year and up $31 million sequentially.

•	Product deferred revenue was $112 million, down $28 million year-over-year and down $21 million sequentially.
The year-over-year and sequential decline in product deferred revenue was primarily due to the timing of the delivery of contractual commitments and to a lesser extent the timing of software subscription orders.

•	Service deferred revenue was $1,143 million, up $52 million year-over-year and up $53 million sequentially.

The year-over-year and sequential increase in service deferred revenue was primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Deferred product revenue, net	$111.5	$132.6	$139.6
Deferred service revenue, net	1,143.3	1,090.8	1,091.3
Total	$1,254.8	$1,223.4	$1,230.9

Headcount

•
Ending headcount for Q1'20 was 9,586, an increase of 518 employees year-over-year and increase of 167 sequentially. The year-over-year increase was primarily a result of the acquisition of Mist Systems in Q2'19, additional hires in our R&D and go-to-market organizations, partially offset by outsourcing IT services. The sequential increase was primarily a result of additional hires in our R&D and go-to-market organizations.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

While we are seeing uncertainty in our business due to the COVID-19 pandemic, we expect to see sequential revenue and non-GAAP earnings growth in Q2. Confidence in our forecast is driven by strong backlog and healthy momentum with our Service Provider and Cloud customers. We believe these factors should help offset increased uncertainty in certain segments of the Enterprise market. Due to the uncertain macroenvironment we have widened our revenue range for the second quarter.

We expect non-GAAP gross margin to be essentially flat sequentially relative to Q1. We expect to see sequential volume driven improvements in margin during the June quarter to be offset by certain strategic insertion opportunities in addition to increased logistics and other supply chain-related costs due to the COVID-19 pandemic.

We expect second quarter non-GAAP operating expense to decline sequentially as we continue to focus on prudent cost management while continuing to invest to capture future opportunities.

Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on June 22, 2020 to shareholders of record as of the close of business on June 1, 2020. We remain committed to paying our dividend. While we expect to remain opportunistic with respect to share buybacks, we expect to place a greater emphasis on further building liquidity in this uncertain environment.

Our guidance for the quarter ending June 30, 2020 is as follows:
•Revenue will be approximately $1,060 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 59.5%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $480 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 14% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.34, plus or minus $0.05. This assumes a share count of approximately 332 million.

Withdrawal of Full-Year Commentary
While we are optimistic regarding our long-term prospects and opportunity to gain share across each of our customer verticals, we are withdrawing our previously announced full-year 2020 commentary because we cannot predict the specific extent or duration of the impact of the COVID-19 pandemic on our financial results.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our expectations regarding revenue and non-GAAP gross margin and the expected impact of COVID-19 on these measures; our expectations regarding our liquidity and operating expenses and non-GAAP tax rate; our financial guidance; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended March 31, 2020. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	March 31, 2020	December 31, 2019
Deferred product revenue:
Undelivered product commitments and other product deferrals	$121.0	$141.7
Deferred gross product revenue	121.0	141.7
Deferred cost of product revenue	(9.5)	(9.1)
Deferred product revenue, net	111.5	132.6
Deferred service revenue, net	1,143.3	1,090.8
Total	$1,254.8	$1,223.4
Reported as:
Current	$854.7	$812.9
Long-term	400.1	410.5
Total	$1,254.8	$1,223.4

Vertical Reporting: Revenue Trend

	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q/Q Change		Y/Y Change
Cloud	$223.1	$285.0	$271.9	$279.8	$261.9	$(17.9)	(6.4)%	$38.8	17.4%
Service Provider	435.6	447.2	452.5	492.5	375.5	(117.0)	(23.8)%	(60.1)	(13.8)%
Enterprise	343.0	370.3	408.7	435.8	360.6	(75.2)	(17.3)%	17.6	5.1%
Total revenue	$1,001.7	$1,102.5	$1,133.1	$1,208.1	$998.0	$(210.1)	(17.4)%	$(3.7)	(0.4)%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP gross margin - Product	$339.8	$453.2	$348.7
GAAP product gross margin % of product revenue	55.8%	57.2%	56.4%
Share-based compensation expense	1.4	1.4	1.9
Share-based payroll tax expense	0.2	—	0.3
Amortization of purchased intangible assets	8.4	8.3	4.4
Non-GAAP gross margin - Product	$349.8	$462.9	$355.3
Non-GAAP product gross margin % of product revenue	57.5%	58.5%	57.4%

GAAP gross margin - Service	$239.5	$266.1	$233.6
GAAP service gross margin % of service revenue	61.5%	63.9%	61.0%
Share-based compensation expense	4.2	4.3	4.5
Share-based payroll tax expense	0.9	—	0.8
Non-GAAP gross margin - Service	$244.6	$270.4	$238.9
Non-GAAP service gross margin % of service revenue	62.8%	65.0%	62.4%

GAAP gross margin	$579.3	$719.3	$582.3
GAAP gross margin % of revenue	58.0%	59.5%	58.1%
Share-based compensation expense	5.6	5.7	6.4
Share-based payroll tax expense	1.1	—	1.1
Amortization of purchased intangible assets	8.4	8.3	4.4
Non-GAAP gross margin	$594.4	$733.3	$594.2
Non-GAAP gross margin % of revenue	59.6%	60.7%	59.3%

GAAP research and development expense	$232.5	$239.6	$227.6
Share-based compensation expense	(15.2)	(26.0)	(12.2)
Share-based payroll tax expense	(1.5)	(0.2)	(1.9)
Non-GAAP research and development expense	$215.8	$213.4	$213.5

GAAP sales and marketing expense	$239.2	$246.5	$228.5
Share-based compensation expense	(13.8)	(16.0)	(9.4)
Share-based payroll tax expense	(1.1)	(0.2)	(1.4)
Amortization of purchased intangible assets	(1.4)	(1.5)	(0.4)
Non-GAAP sales and marketing expense	$222.9	$228.8	$217.3

GAAP general and administrative expense	$59.3	$54.9	$68.2
Share-based compensation expense	(7.4)	(7.4)	(5.9)
Share-based payroll tax expense	(0.3)	—	(0.3)
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.1)
Acquisition and strategic investment related charges	(1.3)	(1.0)	(10.2)
Strategic partnership-related charges	—	—	(0.8)
Non-GAAP general and administrative expense	$50.2	$46.4	$50.9

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP operating expenses	$539.9	$540.7	$539.6
GAAP operating expenses % of revenue	54.1%	44.8%	53.9%
Share-based compensation expense	(36.4)	(49.4)	(27.5)
Share-based payroll tax expense	(2.9)	(0.4)	(3.6)
Amortization of purchased intangible assets	(1.5)	(1.6)	(0.5)
Restructuring (charges) benefits	(8.9)	0.3	(15.3)
Acquisition and strategic investment related charges	(1.3)	(1.0)	(10.2)
Strategic partnership-related charges	—	—	(0.8)
Non-GAAP operating expenses	$488.9	$488.6	$481.7
Non-GAAP operating expenses % of revenue	49.0%	40.4%	48.1%

GAAP operating income	$39.4	$178.6	$42.7
GAAP operating margin	3.9%	14.8%	4.3%
Share-based compensation expense	42.0	55.1	33.9
Share-based payroll tax expense	4.0	0.4	4.7
Amortization of purchased intangible assets	9.9	9.9	4.9
Restructuring charges (benefits)	8.9	(0.3)	15.3
Acquisition and strategic investment related charges	1.3	1.0	10.2
Strategic partnership-related charges	—	—	0.8
Non-GAAP operating income	$105.5	$244.7	$112.5
Non-GAAP operating margin	10.6%	20.3%	11.2%

GAAP income tax provision	$7.9	$5.6	$13.4
GAAP income tax rate	28.0%	3.2%	30.0%
Recognition of previously unrecognized tax benefits	—	25.4	—
Income tax effect of non-GAAP exclusions	10.8	11.2	9.3
Non-GAAP provision for income tax	$18.7	$42.2	$22.7
Non-GAAP income tax rate	19.5%	17.5%	19.6%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP net income	$20.4	$168.4	$31.1
Share-based compensation expense	42.0	55.1	33.9
Share-based payroll tax expense	4.0	0.4	4.7
Amortization of purchased intangible assets	9.9	9.9	4.9
Restructuring charges (benefits)	8.9	(0.3)	15.3
Acquisition and strategic investment related charges	1.3	1.0	10.2
Strategic partnership-related charges	—	—	0.8
Loss on equity investments	1.5	0.8	1.1
Recognition of previously unrecognized tax benefits	—	(25.4)	—
Income tax effect of non-GAAP exclusions	(10.8)	(11.2)	(9.3)
Non-GAAP net income	$77.2	$198.7	$92.7

GAAP diluted net income per share	$0.06	$0.49	$0.09
Non-GAAP diluted net income per share	$0.23	$0.58	$0.26
Shares used in computing diluted net income per share	335.1	340.8	352.7